                                                                    EXHIBIT 99.1

                             CARDKEY SYSTEMS, INC.
                            Simi Valley, California

                             FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

                             CARDKEY SYSTEMS, INC.
                            Simi Valley, California

                             FINANCIAL STATEMENTS
                          December 31, 1994 and 1993



                                   CONTENTS


REPORT OF INDEPENDENT AUDITORS..........................................  1


FINANCIAL STATEMENTS

  BALANCE SHEETS........................................................  2-3

  STATEMENTS OF OPERATIONS..............................................  4

  STATEMENTS OF SHAREHOLDERS' EQUITY....................................  5

  STATEMENTS OF CASH FLOWS..............................................  6

  NOTES TO FINANCIAL STATEMENTS.........................................  7

                      [LOGO OF CROWE CHIZEK APPEARS HERE]

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cardkey Systems, Inc.
Simi Valley, California

We have audited the accompanying balance sheets of Cardkey Systems, Inc. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1994, the ten months ended December 31, 1993 and the year ended February 28, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared to present the financial position, results of operations and cash flows of Cardkey Systems, Inc. as indicated in the purchase agreement described in Note 1, and are not intended to be a complete presentation of the Company's assets, liabilities, results of operations and cash flows.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardkey Systems, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994, the ten months ended December 31, 1993, and the year ended February 28, 1993, based on the operations of Cardkey Systems, Inc. being sold as indicated in the purchase agreement referred to in
Note 1, in conformity with generally accepted accounting principles.


                                        /s/ CROWE, CHIZEK AND COMPANY

                                        Crowe, Chizek and Company

Oak Brook, Illinois
January 27, 1995

                                                                              1.

                             CARDKEY SYSTEMS, INC.
                                BALANCE SHEETS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

                                                     1994          1993
                                                     ----          ----
ASSETS
Current assets
  Cash and cash equivalents                       $   157,787  $    50,313
  Accounts receivable, net (Note 3)                12,662,375   15,061,340
  Accounts receivable - affiliates                  1,569,191      896,311
  Costs and estimated earnings in excess of
   billings on uncompleted contracts (Note 4)       1,127,000    1,304,000
  Inventories (Note 5)                              3,941,868    5,244,370
  Prepaid expenses                                    175,513      320,833
                                                  -----------  -----------
    Total current assets                           19,633,734   22,877,167



Leasehold improvements and equipment
  Leasehold improvements                            1,118,733    1,098,733
  Machinery and equipment                           5,157,154    3,873,548
  Vehicles                                             25,780       25,780
  Furniture and fixtures                            2,394,269    2,174,713
  Construction in progress                            388,049      296,392
                                                  -----------  -----------
                                                    9,083,985    7,469,166
  Accumulated depreciation                          5,422,110    4,104,610
                                                  -----------  -----------
                                                    3,661,875    3,364,556


Intangible assets, net (Note 7)                     3,586,527    5,812,145
Other assets                                           83,911       93,223
                                                  -----------  -----------



                                                  $26,966,047  $32,147,091
                                                  ===========  ===========

--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                                                                              2.

--------------------------------------------------------------------------------

                                                             1994         1993
                                                             ----         ----
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current maturities of capitalized lease
   obligations (Note 8)                                   $    52,834  $   152,787
  Current maturities of notes due affiliates (Note 9)      14,932,000    7,632,000
  Loan due affiliates (Note 2)                                      -      465,303
  Accounts payable - trade                                  4,096,559    3,906,574
  Accounts payable - affiliates                               272,217      232,622
  Billings in excess of costs and estimated
   earnings on uncompleted contracts (Note 4)               2,263,000    1,084,000
  Accrued liabilities (Note 7)                              3,229,509    2,914,538
                                                          -----------  -----------
    Total current liabilities                              24,846,119   16,387,824

Capitalized lease obligations, less current
 maturities (Note 8)                                                -       52,834


Notes due to affiliates, less current
 maturities (Note 9)                                        3,564,000    6,396,000


Shareholders' equity
  Common stock - $.01 par value; 1,000,000 shares
   authorized, 1,000 shares issued and outstanding                 10           10
  Additional paid-in capital                               21,039,990   21,039,990
  Accumulated deficit                                     (22,484,072) (11,729,567)
                                                          -----------  -----------
                                                           (1,444,072)   9,310,433
                                                          -----------  -----------

                                                          $26,966,047  $32,147,091
                                                          ===========  ===========

-------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                                                                              3.

                             CARDKEY SYSTEMS, INC.
                           STATEMENTS OF OPERATIONS
          For the year ended December 31, 1994, the ten months ended
            December 31, 1993 and the year ended February 28, 1993

--------------------------------------------------------------------------------

                                                       Ten months
                                                         ended
                                        December 31,  December 31,  February 28,
                                            1994         1993          1993
                                            ----         ----          ----

Net sales                               $53,122,199   $53,860,781   $47,739,560

Cost of goods sold                       40,110,388    38,494,833    32,196,854
                                       ------------   -----------   -----------


Gross profit                             13,011,811    15,365,948    15,542,706

Selling and administrative expenses      20,452,717    13,000,009    14,425,077
                                       ------------   -----------   -----------


Income (loss) from operations            (7,440,906)    2,365,939     1,117,629

Other income (expense)
 Interest expense                          (905,675)     (657,993)   (1,171,026)
 Amortization of intangible assets       (2,225,619)   (2,263,171)   (2,715,805)
 Miscellaneous                             (182,305)     (288,782)       44,441
 Loss on sale of subsidiary (Note 14)             -             -      (986,983)
                                       ------------   -----------   -----------
                                         (3,313,599)   (3,209,946)   (4,829,373)
                                       ------------   -----------   -----------


Net loss                               $(10,754,505)  $  (844,007)  $(3,711,744)
                                       ============   ===========   ===========


Net loss per share                     $ (10,754.51)  $   (844.00)  $ (3,711.74)
                                       ============   ===========   ===========

--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                                                                              4.

                             CARDKEY SYSTEMS, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
          For the year ended December 31, 1994, the ten months ended
            December 31, 1993 and the year ended February 28, 1993

--------------------------------------------------------------------------------

                                                                       Foreign
                                                         Additional    Currency
                                -----Common Stock-----    Paid-in    Translation   Accumulated
                                     ------------
                                   Shares      Amount     Capital     Adjustment     Deficit         Total
                                   ------      ------     -------     ----------     -------         -----

Balance March 1, 1992                  1,000  $     10  $21,039,990  $   315,590   $(7,173,816)   $14,181,774

Foreign currency translation
  adjustment                               -         -            -     (315,590)            -       (315,590)

Net loss                                   -         -            -            -    (3,711,744)    (3,711,744)
                                ------------  --------  -----------  -----------  ------------   ------------

Balance February 28, 1993              1,000        10   21,039,990            -   (10,885,560)    10,154,440

Net loss                                   -         -            -            -      (844,007)      (844,007)
                                ------------  --------  -----------  -----------  ------------   ------------

Balance December 31, 1993              1,000        10   21,039,990            -   (11,729,567)     9,310,433

Net loss                                   -         -            -            -   (10,754,505)   (10,754,505)
                                ------------  --------  -----------  -----------  ------------   ------------

Balance December 31, 1994              1,000  $     10  $21,039,990  $         -  $(22,484,072)  $ (1,444,072)
                                ============  ========  ===========  ===========  ============   ============

--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                                                                              5.

                             CARDKEY SYSTEMS, INC.
                            STATEMENT OF CASH FLOWS
         For the year ended December 31, 1994 and the ten months ended
            December 31, 1993, and the year ended February 28, 1993

-------------------------------------------------------------------------------

                                                                            Ten months
                                                                               ended
                                                            December 31,   December 31,   February 28,
                                                                1994           1993           1993
                                                                ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                   $(10,754,505)   $  (844,007)   $(3,711,744)
 Adjustments to reconcile net loss to net cash
  provided by operating activities
   Depreciation and amortization                               3,543,119      3,233,769      4,031,631
   Provision for allowance for doubtful accounts                 670,506         90,115        328,933
   Loss on sale of subsidiary                                          -              -        986,983
   Change in operating assets and liabilities, net
    of effects from the sale of subsidiary for
    the year ended February 28, 1993
     Accounts receivable                                       1,728,459     (4,342,617)     2,656,494
     Due from affiliates                                        (672,880)     2,040,964     (2,486,156)
     Cost and estimated earnings in excess of
      billings on uncompleted contracts                          177,000       (867,000)      (437,000)
     Inventories                                               1,302,502       (470,233)         5,892
     Prepaid expenses                                            145,320         97,821        428,184
     Other assets                                                  9,312        (39,983)        64,424
     Accounts payable                                            189,984         69,632      3,413,444
     Due to affiliates                                            39,586         67,310     (1,907,249)
     Billings in excess of cost and estimated
      earnings on uncompleted contracts                        1,179,000        859,000        225,000
     Accrued liabilities                                         314,980       (376,464)      (240,276)
                                                            ------------    -----------    -----------
       Net cash (used in) provided by
        operating activities                                  (2,127,617)      (481,693)     3,358,560

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures                                         (1,614,820)      (954,442)    (1,004,417)
 Sale of subsidiary, net of cash sold                                  -              -       (925,286)
                                                            ------------    -----------    -----------
   Net cash used in investing activities                      (1,614,820)      (954,442)    (1,929,703)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from loan due affiliates                                     -        465,303              -
 Net proceeds from notes to affiliates                         4,468,000        576,000              -
 Payments on capitalized lease obligations                      (152,786)      (188,639)      (213,383)
 Payments on loans due affiliates                               (465,303)             -     (2,908,133)
                                                            ------------    -----------    -----------
   Net cash provided by (used in)
    financing activities                                       3,849,911        852,664     (3,121,516)
                                                            ------------    -----------    -----------

Effect of exchange rate changes on cash                                -              -          9,679

Net change in cash and cash equivalents                          107,474       (583,471)    (1,682,980)

Cash and cash equivalents at beginning of period                  50,313        633,784      2,316,764
                                                            ------------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $    157,787    $    50,313    $   633,784
                                                            ============    ===========    ===========

--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                                                                              6.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  These financial statements have been prepared pursuant
---------------------
to the purchase agreement dated June 20, 1995 between the Company and Amtech Corporation and are not intended to be a complete presentation of the Company's assets, liabilities, results of operations, and cash flows. These financial statements have been prepared by Cardkey Systems, Inc. in accordance with generally accepted accounting principles with only such deviations as follows: the Company's wholly-owned subsidiaries, VingCard Systems, Inc., Abloy Security, Inc., and Securitas Lock Group, Inc., have not been consolidated, and its equity in income of wholly-owned subsidiaries has been excluded from the statement of operations because these operations are not being sold.

Nature of Business:  The Company is engaged in the manufacture, sale, and
------------------
installation of high security access systems. The Company sells its products throughout North America and Australia.

Revenue Recognition:  Revenue from sales of hardware and software is recognized
-------------------
when the product is shipped. Revenue from long-term installation contracts is recognized on the percentage of completion method, measured by the percentage of cost incurred to date to estimated total costs for each contract.

Inventories:  Inventories are stated at the lower of cost or market on a first-
-----------
in, first-out method. The cost of work in process and finished goods inventories include material, direct labor and factory overhead.

Leasehold Improvements and Equipment:  Leasehold improvements and equipment are
------------------------------------
carried at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful life of the asset or the term of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

Intangible Assets:  Intangible assets include capitalized software, firmware,
-----------------
engineering drawings, product documentation, patents, licenses, maintenance agreements, new products, and goodwill.

Deferred Maintenance Revenues:  The Company engages in field service maintenance
-----------------------------
contracts with certain customers. The contracts generally provide sufficient revenues to offset the cost of both direct repair work and maintenance work performed by the Company. When such revenues are billed prior to providing services, they are deferred and recognized over the term of the related contract.

Warranties:  The Company's products are generally under warranty against defects
----------
in material and workmanship for a period of one year. The Company has established an accrual for these anticipated future warranty costs based upon estimates derived from experience factors.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                              7.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes:  The provision for income taxes includes federal and state taxes
------------
currently payable and deferred taxes arising from temporary differences between the financial statement and tax bases of assets and liabilities using currently enacted rates.

Cash and Cash Equivalents:  For purposes of the statement of cash flows, the
-------------------------
Company considers all highly liquid debt instruments, purchased with a maturity of three months or less, to be cash equivalents.


NOTE 2 - RELATED PARTY TRANSACTIONS

The Company is a subsidiary of ASSA ABLOY located in Stockholm, Sweden. Other members of the Group include Oy Abloy Security, Ltd., a Finnish corporation engaged in manufacturing and distributing high security mortise locks, and Trio Ving a.s., a Norwegian corporation engaged in manufacturing and distributing locks and security systems principally for the hotel industry.

The Company is dependent upon the financial support of its parent and the ASSA ABLOY worldwide organization for operating and capital needs. As of December 31, 1994, ASSA ABLOY guaranteed approximately $42,000,000 of performance bonds on various contracts. Metra Financial Services, Inc., an affiliated company, provided a line of credit of $1,000,000 to the Company for working capital needs. The line of credit was unsecured and bore interest at the LIBOR rate plus 1.75%. The amount due under the line was $465,303 at December 31, 1993. The line of credit expired in 1994.

In addition, sales to Trio Ving a.s. and other affiliated companies aggregated approximately $2,560,000, $1,463,000 and $884,000 during the year ended December 31, 1994, the ten months ended December 31, 1993 and the year ended February 28, 1993, respectively.


NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable is comprised of the following at December 31, 1994 and 1993:

                                             1994         1993
                                             ----         ----

Accounts receivable - trade               $10,762,165  $13,276,467
Unbilled contract receivables               2,378,037    2,156,700
                                          -----------  -----------
                                           13,140,202   15,433,167
Less:  Allowance for doubtful accounts        477,827      371,827
                                          -----------  -----------

                                          $12,662,375  $15,061,340
                                          ===========  ===========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                              8.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 3 - ACCOUNTS RECEIVABLE (Continued)

In the normal course of the Company's business, situations develop which require revisions to contract specifications for additional costs to be incurred and, as a result, renegotiation of the contract price. Negotiations and final pricing of these contract modifications may result in gains or losses in future years when final agreement is reached. The ultimate outcome of these contract price modifications is recorded when determined.

Included in accounts receivable are amounts representing balances billed, but not paid, by customers under retainage provisions in contracts. Total retentions as of December 31, 1994 and 1993 approximated $2,580,000 and $1,457,000, respectively.


NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts are comprised of the following at December 31, 1994 and 1993:


                                                        1994           1993
                                                        ----           ----

  Costs incurred on uncompleted contracts           $ 35,337,000   $ 28,480,000
  Estimated earnings                                   7,798,000      6,520,000
                                                    ------------   ------------
                                                      43,135,000     35,000,000
  Less billings to date                              (44,271,000)   (34,780,000)
                                                    ------------   ------------

                                                    $ (1,136,000)  $    220,000
                                                    ============   ============

                                                        1994           1993
                                                        ----           ----
  Included in the accompanying balance sheet under
   the following captions
    Costs and estimated earnings in excess of
     billings on uncompleted contracts              $  1,127,000   $  1,304,000

    Billings in excess of costs and estimated
     earnings on uncompleted contracts                (2,263,000)    (1,084,000)
                                                    ------------   ------------

                                                    $ (1,136,000)  $    220,000
                                                    ============   ============

--------------------------------------------------------------------------------

                                  (Continued)

                                                                              9.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 5 - INVENTORIES

The major components of inventories at December 31, 1994 and 1993 are summarized as follows:


                                       1994        1993
                                       ----        ----

  Raw materials                     $1,614,106   $2,026,720
  Work in process                      672,267      831,018
  Finished goods                     2,255,495    2,986,632
                                    ----------   ----------
                                     4,541,868    5,844,370
  Less reserves for obsolescence       600,000      600,000
                                    ----------   ----------

                                    $3,941,868   $5,244,370
                                    ==========   ==========

NOTE 6 - INTANGIBLE ASSETS

A detailed summary of intangible assets at December 31, 1994 and 1993 is as follows:

          Category               1994         1993      Asset Life
          --------               ----         ----      ----------

  Goodwill                    $ 2,208,583  $ 2,208,583    10 years
  Software                      6,719,000    6,719,000     5 years
  Engineering drawings          4,711,000    4,711,000    10 years
  License                       2,039,000    2,039,000     5 years
  Other intangibles             1,859,735    1,859,735   1-5 years
                              -----------  -----------
                               17,537,318   17,537,318
  Accumulated amortization     13,950,791   11,725,173
                              -----------  -----------

                              $ 3,586,527  $ 5,812,145
                              ===========  ===========

NOTE 7 - ACCRUED LIABILITIES

At December 31, 1994 and 1993, accrued liabilities consisted of the following:

                                                1994        1993
                                                ----        ----

  Salaries, wages and commissions payable    $  885,316  $  790,390
  Vacation pay                                  241,098     331,721
  Product warranties                            405,942     405,942
  Interest                                      140,965     126,146
  Deferred maintenance revenue                1,120,750     983,382
  Other                                         435,438     276,957
                                             ----------  ----------

                                             $3,229,509  $2,914,538
                                             ==========  ==========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             10.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 8 - CAPITAL LEASES

The Company is the lessee of certain assets under capital leases expiring in various years through 1996. These assets are included in the leasehold improvements and equipment captions in the balance sheet at December 31, 1994 and 1993 as follows:

                                                         1994          1993
                                                         ----          ----

  Leasehold improvements                             $         -   $   221,079
  Computer equipment                                           -       317,471
  Furniture and fixtures                                 635,713       635,713
                                                     -----------   -----------
                                                         635,713     1,174,263
  Accumulated depreciation                              (497,974)     (708,320)
                                                     -----------   -----------

                                                     $   137,739   $   465,943
                                                     ===========   ===========

Future minimum payments under capital lease agreements are $55,283 which includes interest of $2,449.


NOTE 9 - NOTES DUE TO AFFILIATE

                                                         1994          1993
                                                         ----          ----

   Note due to ASSA ABLOY bears interest at 6.00%,
   payable in quarterly installments of $708,000
   and matures in 1997.                              $ 6,396,000   $ 9,228,000

   Note due to ASSA ABLOY bears interest at 6.95%,
   payable in full February 28, 1995.                 12,100,000     4,800,000
                                                     -----------   -----------
                                                      18,496,000    14,028,000
   Less current maturities                            14,932,000     7,632,000
                                                     -----------   -----------

                                                     $ 3,564,000   $ 6,396,000
                                                     ===========   ===========

Debt payments for years subsequent to December 31, 1994 are as follows:

             1995                                    $14,932,000
             1996                                      2,832,000
             1997                                        732,000
                                                     -----------

                                                     $18,496,000
                                                     ===========

The Company owed ASSA ABLOY $140,965 and $126,146 for interest as of December 31, 1994 and 1993, respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             11.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES

Effective March 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (APB Opinion No. 11) to an asset and liability approach. This approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities, and allows the recognition of a deferred tax asset for the benefit of loss carryforwards.

The effect of adoption of SFAS 109 as of March 1, 1993, had no cumulative effect on the 1993 financial statements.

Income tax expense is summarized as follows:

                                                    Ten months
                                                      ended
                                    December 31,   December 31,   February 28,
                                        1994           1993           1993
                                        ----           ----           ----

 Change in valuation allowance       $ 1,102,000    $   232,000    $         -
 Deferred                                 39,000       (232,000)             -
 Benefit of tax loss carryforward     (1,141,000)             -              -
                                     -----------    -----------   ------------

                                     $         -    $         -    $
                                     ===========    ===========   ============

The components of deferred taxes as of December 31, 1994 and 1993 are as follows:

                                                        1994           1993
                                                        ----           ----
 Deferred tax liabilities
  Depreciation                                      $    32,000    $         -
                                                    -----------   ------------
                                                         32,000              -

 Deferred tax assets
  Accounts receivable allowance                         182,000        141,000
  Inventory                                              14,000         14,000
  Accrued vacation                                       92,000        126,000
  Depreciation                                                -         20,000
  Accrued interest                                       54,000         48,000
  Loss on sale of subsidiary                            375,000        375,000
  Other                                                  60,000         60,000
  Tax loss carryforwards                              1,640,000        499,000
                                                    -----------   ------------
                                                      2,417,000      1,283,000
  Valuation allowance                                (2,385,000)    (1,283,000)
                                                    -----------   ------------
                                                         32,000              -
                                                    -----------   ------------

                                                    $         -   $          -
                                                    ===========   ============

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             12.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES  (Continued)

The valuation allowance at December 31, 1994 reflects management's estimate of temporary deductible differences that may expire prior to their utilization. Income tax expense differs from expense at statutory rates for the year ended December 31, 1994 and the ten months ended December 31, 1993 primarily due to the change in the valuation allowance. For the year ended February 28, 1993, the Company accounted for income taxes in accordance with APB 11.

At December 31, 1994, the Company had tax loss carryforwards of $4,316,000 which are available to reduce future taxable income.

The approximate expirations of the net operating loss carryforward are as follows:


                                                               Net
                                                            Operating
                                                               Loss
                                                            ----------

          2004                                              $1,314,000
          2008                                                 290,000
          2009                                               2,712,000
                                                            ----------

                                                            $4,316,000
                                                            ==========

Since Cardkey Systems, Inc. was a member of a consolidated group, some of its losses were offset each year by other group members' taxable income. Beginning January 1, 1995, Cardkey Systems, Inc. will file its own consolidated tax return. The net operating losses above represent only the losses that will be available to the Company in future years.


NOTE 11 - OPERATING LEASES

The Company leases manufacturing and office facilities at various locations, as well as equipment, under noncancelable operating leases. These leases provide for minimum rental payments plus additional amounts for real estate taxes, maintenance and insurance. Rent expense for the year ended December 31, 1994, the ten months ended December 31, 1993 and the year ended February 28, 1993 was approximately $1,547,000, $1,213,000 and $1,447,000, respectively. Future minimum rental payments under all operating leases with remaining noncancelable lease terms in excess of one year at December 31, 1994, are as follows:


               1995                               $1,103,340
               1996                                  867,576
               1997                                  763,747
               1998                                  763,747
               1999                                  325,459
               Thereafter                            212,630
                                                  ----------

                                                  $4,036,499
                                                  ==========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             13.

                             CARDKEY SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 12 - EMPLOYEES RETIREMENT PLAN

The Company has established a profit sharing plan, with a 401(k) feature, covering substantially all employees. Company contributions to the plan are discretionary. No contributions were made for the year ended December 31, 1994, the ten months ended December 31, 1993 and the year ended February 28, 1993.


NOTE 13 - SALE OF SUBSIDIARY

On February 28, 1993, the Company sold its investment in Cardkey Systems, Ltd. and Subsidiary, a wholly-owned subsidiary. The subsidiary was sold to Metra Corporation, an affiliated company, for $2,653,917. This amount is classified in accounts receivable - affiliates in the balance sheet. The transaction resulted in a loss of $986,983 which was recorded in the Company's statement of operations for the year ended February 28, 1993. The foreign currency translation adjustment was eliminated as a result of this transaction.


NOTE 14 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for interest and income taxes during the year ended December 31, 1994, the ten months ended December 31, 1993 and the year ended February 28, 1993, was as follows:

                                                     Ten months
                                                       ended
                                      December 31,  December 31,  February 28,
                                          1994          1993          1993
                                          ----          ----          ----

        Interest                          $890,856      $727,824    $1,559,521
        Income taxes                        17,252        16,747         7,983

In addition, the Company had the following noncash investing activity:

        In connection with the sale of
          Cardkey Systems, Ltd. and
          Subsidiary, receivable issued,
          net of cash sold of $925,286,
          was as follows:

            Net book value of assets sold                           $3,640,900
            Loss on sale                                              (986,983)
            Cash received                                                    -
                                                                    ----------

              Receivable issued                                     $2,653,917
                                                                    ==========

--------------------------------------------------------------------------------

                                                                             14.